UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 10, 2006
Health Grades, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22019	62-1623449

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Golden Ridge Road, Suite 100, Golden, Colorado,	80401

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 716-0041
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))
       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Health Grades, Inc. (“Health Grades”) announced the appointment of Steve Wood to the position of Executive Vice President, effective July 10, 2006. Mr. Wood served as Senior Vice President and General Manager – Healthcare Division, of J.D. Power and Associates, from January 2005 to June 2006, and as Executive Director – Healthcare Division, of J.D. Power and Associates, from February 2001 to December 2004.
In connection with Mr. Wood’s appointment, the Compensation Committee of the Board of Directors of Health Grades approved Mr. Wood’s initial salary of $205,000 per annum, and approved a grant to Mr. Wood of 30,000 restricted shares of Health Grades common stock. The grant is contingent upon the approval by the stockholders at the Health Grades’ annual meeting of stockholders to be held July 24, 2006, of a proposal to amend and restate the Health Grades, Inc. 1996 Equity Compensation Plan. The restricted shares will vest as follows: 10% one year from date of grant, 20% two years from date of grant, 30% three years from date of grant and 40% four years from date of grant.
Mr. Wood’s incentive compensation for 2006 will be based solely on his performance with respect to his reporting area (product innovation). In addition, his incentive compensation will be based 50% on revenue generated from his reporting area and 50% on net income. The amount of the budgeted revenue and net income shall be determined by the Compensation Committee of the Board of Directors. The total potential 2006 incentive compensation ranges from $20,000, if revenue and net income targets are met, up to a maximum of $50,000, if revenue and net income targets are exceeded by over 115%. Incentive compensation will not be paid for 2006 if no targets are met.
The discussion of the terms of Mr. Wood’s employment set forth above is qualified in its entirety by Health Grades’ offer letter to Mr. Wood, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
The following exhibit is being filed with this report.

Exhibit No.	Description
99.1	Offer of employment letter for Steve Wood

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH GRADES, INC. (Registrant)

	By:	ALLEN DODGE

Allen Dodge
Executive Vice President/Chief Financial Officer

Dated: July 10, 2006

Exhibit Index

Exhibit No.	Description
99.1	Offer of employment letter for Steve Wood